Free Writing Prospectus Dated January 21, 2026 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-03

$1.3bn CarMax (CARMX) 2026-1

Joint Bookrunners: MUFG (str), BofA, RBC, Truist

Co-Managers: CIBC, SMBC, TD, US Bank

CLS	AMT(MM)	WAL	S/F	P-WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	PRICE
A-1	317.000	0.30	A-1+/F1+	1-8	09/26	02/27	I-CURVE	+14	3.806	3.806	100.00000
A-2A	250.000	1.19	AAA/AAA	8-23	12/27	04/29	I-CURVE	+37	3.909	3.87	99.99141
A-2B	170.500	1.19	AAA/AAA	8-23	12/27	04/29	SOFR30A	+37			100.00000
A-3	420.500	2.73	AAA/AAA	23-46	11/29	03/31	I-CURVE	+44	4.081	4.04	99.98278
A-4	85.160	3.94	AAA/AAA	46-48	01/30	03/32	I-CURVE	+48	4.219	4.18	99.99148
B	26.130	3.96	AA/AA	48-48	01/30	03/32	I-CURVE	+60	4.341	4.30	99.99196
C	17.640	3.96	A+/A	48-48	01/30	03/32	I-CURVE	+85	4.591	4.54	99.97231
D	13.070	3.96	A-/BBB	48-48	01/30	01/33	I-CURVE	+125	4.991	4.93	99.96470

- TRANSACTION DETAILS -

BBG Ticker : CARMX 2026-1

Offered Size : $1,300,000,000

Format : SEC Registered

Expected Ratings : S&P / Fitch

ERISA : Yes

Risk Retention : US = Yes, EU = No

Min Denoms : $5k x $1k

Pricing Speed : 1.30% ABS to 10% Clean-Up Call

Expected Settle : 01/28/2026

First Pay Date : 02/17/2026

B&D : MUFG

- AVAILABLE MATERIALS -

Preliminary Offering Circular, Intex CDI (attached), DealRoadshow

Intex Deal Name : mitcarmx_20261_upsize

Intex Passcode : 34VU

DealRoadshow : https://dealroadshow.com/e/CARMX261

DRS Passcode : CARMX261

SSAP : CARMX20261

- CUSIPS -

A1: 14320XAA9

A2A: 14320XAB7

A2B: 14320XAC5

A3: 14320XAD3

A4: 14320XAE1

B: 14320XAF8

C: 14320XAG6

D: 14320XAH4

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.

MUFG SPG Syndicate: 212-405-7366